[Conformed to Polish executed version]

AGREEMENT NO. PL/012216736/05-0030/DH/HB

For the Sale of Natural Gas

between

FX ENERGY POLAND Sp. z o.o.

and

POLSKIE GÓRNICTWO NAFTOWE I GAZOWNICTWO S.A.

This Agreement was signed on 8 December 2005 in Warsaw between:

FX ENERGY POLAND Sp. z o.o. with its registered office in Warsaw, at ul. Chalubinskiego 8, 00-613 Warsaw, entered in the Companies Register of the National Court Register by the District Court in Warsaw, XIX Commercial Division of the National Court Register under number KRS No. 0000052459 NIP 521-27-51-481, REGON 012659847, hereinafter referred to as the “Seller” or a “Party”, represented by Zbigniew Tatys and Jerzy Maciolek, members of the Management Board and,

Polskie Górnictwo Naftowe i Gazownictwo Spólka Akcyjna with its registered office in Warsaw at ul. Krucza 6/14, entered in the Companies Register of the National Court Register by the District Court in Warsaw, XIX Commercial Division of the National Court Register under number KRS 0000059492, NIP 525-000-80-28, REGON 012216736-00027, hereinafter referred to as the “Purchaser” or a “Party”, represented by:

1. Tomasz Jaskolski – Director of the Production Department

2. Grzegorz Jazwinski – Diector of the Controlling Department

3. Slawomir Nesterowicz – Deputy Director of the Commercial Department

Whereas:

A.           On 27 October 2005 the Joint Operating Agreement (defined below) was executed between CalEnergy Resources Poland Sp. z o.o., Polskie Górnictwo Naftowe i Gazownictwo Spólka Akcyjna and FX Energy Poland;

B.             The Seller holds a 24.5% interest in the rights and obligations related to the GZA, including title to 24.5% of the gas produced from in the Zaniemysl Field resulting from its 24.5% interest in the mining usufruct covering the GZA;

C.            The Purchaser wishes to purchase all gas that the Seller is able to deliver from the Zaniemysl Field.

The Parties acting in their best faith and with reasonable diligence negotiated this Agreement and undertake to comply with its provisions.

I

GENERAL PROVISIONS AND DEFINTIONS

§ 1

1.1.

This Agreement governs the relationship between the Parties in connection with the sale of the Gas (as defined below) by the Seller to the Purchaser, including their rights and duties, their liability for non-compliance with the terms of this Agreement, as well as the technical conditions of delivery and acceptance of the Gas.

1.2	The following Appendices constitute integral parts of this Agreement:
(a)	Appendix No. 1 - Technical conditions of Gas delivery to the Purchaser;
(b)	Appendix No. 2 – a certified copy of the Confidentiality Agreement of 24.02.2005.

In case of any inconsistency between the main body of this Agreement and the Appendices, the provisions of the main body shall prevail.

§ 2

2.1	In this Agreement, and in any appendices or annexes thereto, the following capitalized terms shall have the following meanings:
1/	Contract Day - a period starting at 10:00 p.m. of any given calendar day and ending at 10:00 p.m. of the following calendar day;
2/	Business Day - any day other than Saturday or a statutory holiday in Poland;
3/

Gas - a mix of hydrocarbons and non-flammable gaseous components including methane and nitrogen as main components, prepared for transportation by pipeline and conforming to the parameters specified in §8 and in Appendix No. 1, or accepted by the Purchaser in spite of non-compliance with those parameters;

4/	Operating Committee - the committee established and empowered to make decisions regarding mining operations in the GZA pursuant to the Joint Operating Agreement;
5/

Contract Month - a period starting at 10:00 p.m. of the last day of the month directly preceding the given calendar month, and ending at 10:00 p.m. of the last day of the given calendar month, provided that the first Contract Month shall commence at 10:00 p.m. of the last day of the Commissioning Period and shall continue until the end of the same calendar month;

6/	Delivery Period - the period commencing on the Production Commencement Day and ending the Production Closure Day;
7/	Operator - the party appointed as the operator of the Greater Zaniemysl Area pursuant to the Joint Operating Agreement;
8/	Planned Maintenance Work - renovation, construction, maintenance and modernization work:
(a)	conducted by the Purchaser in the Gas Network, which affect the Purchaser’s ability to take the Gas at the Delivery Point;
(b)

conducted by the Operator or the Seller in the Delivery System, which affect the Seller’s ability to deliver the Gas to the Delivery Point (Seller’s Planned Maintenance Work shall include, without limitation, any periodical gas field tests);

9/	Greater Zaniemysl Area (GZA) - the area described in Appendix No. 1, within which the Gas will be produced from the Zaniemysl Field pursuant to the Joint Operating Agreement;
10/	Delivery Point - the outlet flange at the exit from the Gas Station;

11/	Contract Year - a period starting at 10:00 p.m. of the last day of any calendar year and ending at 10:00 p.m. of the last day of the following calendar year, provided that:
(a)	the first Contract Year shall commence at 10:00 p.m. on the last day of the Commissioning Period and shall continue until 10:00 pm on last day of the same calendar year;
(b)	if this Agreement terminates on any day other than December 31, the last Contract Year shall end at 10:00 p.m. on the last day of effectiveness of the Agreement;
12/

Gas Station - the installations located within the GZA, including the Metering System, used to control, measure and distribute the stream of the Gas, together with any ancillary equipment, owned by the parties to the Joint Operating Agreement and operated by the Operator;

13/

Delivery System - installations used for the purposes of producing, processing, compressing, testing, measuring and delivering the Gas to the Delivery Point, including, without limitation, the Gas Station;

14/

Gas Network - gas pipelines together with gas stations, metering systems and compression facilities owned by the Purchaser, connected and working together, necessary for the transmission of the Gas delivered hereunder to the Krobia hub;

15/

Metering System - gas meters and other metering devices, as well as the systems connecting those devices, described in Appendix No. 1, used to measure the quantity of the Gas delivered and taken at the Delivery Point, owned in accordance with the Joint Operating Agreement by the parties thereto;

16/	Agreement - this agreement, together with any future changes, modifications and supplements, which can be made in accordance herewith;
17/

Production Closure Day- means the Contract Day on which production from the Zaniemysl Field is permanently ceased, as determined by the Operating Committee in accordance with the Joint Operating Agreement;

18/

Zaniemysl Field - means the gas field located in the vicinity of Zaniemysl in Wielkopolskie Voivodship in Poland owned jointly by the Seller, Polskie Górnictwo Naftowe i Gazownictwo Spólka Akcyjna and CalEnergy Resources Poland Sp. z o.o., described in more detail in Appendix No. 1;

19/	Delivery Commencement Day - the Contract Day on which the Seller delivers the Gas to the Delivery Point for the first time;
20/

Production Commencement Day - means the Contract Day, no later than 30 days following the Delivery Commencement Day, which is notified by the Seller to the Purchaser as the day on which regular deliveries of the Gas hereunder shall commence;

21/

Joint Operating Agreement - means the Mining Users Operating Agreement Covering the Greater Zaniemysl Area dated 27 October 2005, between Polskie Gornictwo Naftowe i Gazownictwo S.A., FX Energy Poland Sp. z o.o. and CalEnergy Resources Poland Sp. z o.o.;

22/	Commissioning Period - means the period commencing on the Delivery Commencement Day and ending on the Contract Day immediately preceding the Production Commencement Day;

23/	Force Majeure - is defined in §18 below;
24/	Annual Contract Quantity (ACQ) - the maximum quantity of the Gas offered by the Seller to the Purchaser in the relevant Contract Year, specified in accordance with Section 5.2 below;
25/

Daily Contract Quantity (DCQ) - the maximum quantity of the Gas which the Purchaser can nominate for delivery hereunder in any Contract Day, calculated by dividing the ACQ by the number of days in which delivery of the Gas is planned in the relevant Contract Year (i.e. after deducting days of the Planned Maintenance Work);

26/	Daily Nominated Quantity (DNQ) - the quantity of the Gas nominated by the Purchaser for delivery in the given Contract Day in accordance with Section 6.1 below;
27/	Outstanding Quantity (OQ) - the quantity of the Gas not taken by the Purchaser in breach of its take-or-pay obligations hereunder, calculated in accordance with Section 7.1 below;
28/	Minimum Annual Contract Quantity (MACQ) - the quantity of the Gas specified in accordance with Section 6.3 below;
29/

Affiliate - means with respect to a Party, any entity which directly or indirectly controls that Party, or is controlled by that Party, or which is directly or indirectly controlled by an entity which controls that Party. Control means:

(a)	the ownership of more than fifty (50) per cent of the voting rights in a general meeting or its equivalent of another entity;
(b)	the power to direct the management and policies of another entity, whether through the ownership of voting securities, by contract or otherwise;
30/

Concession – means jointly a mining license and mining usufruct authorizing the commercial production of natural gas from the Zaniemysl Field (including an exploration concession, to the extent such concession authorizes production), granted to the Seller or the Operator, including any extension or replacement thereof;

31/	Breach – means failure to perform or improper performance by a Party of one or more of its obligations hereunder;
32/

Normal Cubic Meter (Nm3) - means the amount of gas required to fill a space of one cubic metre with an absolute pressure of one hundred and one decimal three two five kilopascals (101.325 kPa) and at thermodynamic temperature of 273.15 K; unless expressly stated otherwise, all quantities of the Gas referred to herein or specified hereunder shall be expressed in Nm3.

33/	Annual Statement– is defined in §13 below;
34/	Monthly Statement– is defined in §13 below;
35/	Quality Specification – the chemical parameters of the Gas specified in Appendix No. 1;
36/	Total Field Daily Nomination – is defined in Section 6.4 below;

37/

Connecting Pipeline – means the part of the Gas Network used for the transmission of the Gas from the Delivery Point to the point of connection to the national gas grid located at the Dzonek-Krobia gas pipeline, described in more detail in Appendix No. 1.

2.2	All units of measurement used herein are units of the SI system in accordance with the Law on Measurements dated 11 May 2001 (Dz. U. No. 63, Item 636).

II

CONTRACT TERM, CONDITIONS PRECEDENT

AND COMMISSIONING PERIOD

§ 3

3.1

Pursuant to this Agreement, the Seller shall supply and sell the Gas and the Purchaser shall buy and take the delivery of the Gas, commencing on the Delivery Commencement Day until the Production Closure Day, provided that no obligations to supply or take the Gas shall continue following:

(a)	the termination of this Agreement in accordance with its terms; or
(b)	the expiration or termination of the Concession.
3.2	The Delivery Commencement Day shall not occur unless and until each of the following conditions precedent is fulfilled:
(a)

the Seller or the Operator, as applicable, obtains all permits and approvals from public authorities required to produce and sell the Gas hereunder, including, without limitation, the Concession, and all permits required to construct and operate the Delivery System;

(b)	the Seller or the Operator, as applicable, constructs and brings into operation the Delivery System;
(c)

the Purchaser obtains all permits and approvals from public authorities required to purchase, produce and sell the Gas hereunder, including, without limitation, all permits required to construct and operate the Connecting Pipeline;

(d)	the Purchaser constructs and brings into operation the Connecting Pipeline.

The Seller shall use its best efforts to ensure that the conditions in letters (a) and (b) above are satisfied no later than by July 1, 2006. The Purchaser shall use its best efforts to ensure that the conditions in letters (c) and (d) above are satisfied no later than by July 1, 2006. The Seller and the Purchaser shall promptly notify each other upon becoming aware that a condition which it is required to satisfy, as provided above, has been satisfied or becomes incapable of being satisfied.

3.3

If the Delivery Commencement Day does not occur by 30 September, 2006 the Parties shall meet as soon as practicable thereafter to discuss the situation and agree as to the continuation of this Agreement. If they cannot reach a consensus and the Delivery Commencement Day does not occur by 30 November 2006, either Party shall have the right to terminate this Agreement forthwith at any time thereafter, prior to the Delivery Commencement Day, by written notice to the other, unless the other Party demonstrates that it has acted with due care to cause the conditions precedent for which it is responsible pursuant to Section 3.2 to be fulfilled.

3.4

In case of a Force Majeure occurring before the Delivery Commencement Day, the Delivery Commencement Day and the Production Commencement Day shall be deferred by a period equal to the duration of the Force Majeure event.

3.5	In case of a Force Majeure occurring during the Commissioning Period, the Production Commencement Day shall be deferred by a period equal to the duration of the Force Majeure event.

§ 4

4.1

During the Commissioning Period, the Purchaser shall make reasonable efforts to take all the Gas offered by the Seller and the Seller shall act diligently to deliver the Gas in such quantities as the Purchaser shall require.

4.2

During the Commissioning Period the Seller shall not be liable to the Purchaser for any failure to supply any specific quantities of the Gas, and the Purchaser shall not be liable for any failure to take any specific quantities of the Gas offered. All other provisions of this Agreement shall apply to the Gas delivered during the Commissioning Period.

III

QUANTITIES, PARTIES OBLIGATIONS

§ 5

5.1

The Seller offers to the Purchaser all of the Gas produced from the Zaniemysl Field (other than any Gas used for operations under the Joint Operating Agreement, including re-injection for pressure maintenance, Gas lifting and power generation) to which the Seller is entitled.

5.2

The Seller shall make reasonable efforts to cause the Operator to determine the maximum permitted lifting of gas from the Zaniemysl Field in the forthcoming Contract Year in accordance with the applicable Polish regulations, referred to in Section 22.1 (b) and attached hereto as Exhibit B to Appendix No. 1 and with good petroleum industry practices, no latter than 30 days prior to the Production Commencement Day in the case of the first Contract Year, and no later than 4 months prior to the beginning of each subsequent Contract Year. As soon as practicable following that determination, but in any event no later than 20 days prior to the Production Commencement Day in the first Contract Year and no later than 3 months prior to the beginning of each subsequent Contract Year the Seller shall notify the Purchaser in writing of the Annual Contract Quantity and the Daily Contract Quantity in the forthcoming Contract Year. The Annual Contract Quantity and the Daily Contract Quantity shall be calculated taking into account the Planned Maintenance Work.

§ 6

6.1	The Purchaser shall notify the Daily Nominated Quantities (DNQ) to the Seller in writing in accordance with the nomination procedures specified in Appendix No. 1.
6.2	The Purchaser shall make reasonable efforts to take all of the Gas offered by the Seller, without prejudice to Section 6.3 below.
6.3

Subject to Section 7.1 below, in each Contract Year, the Purchaser shall take from the Seller at least the Minimum Annual Contract Quantity (MACQ) equal to 17,000,000 Nm3 (seventeen million Normal Cubic Meters) of the Gas, provided that:

(a)	in any Contract Year where the ACQ is lower than 19,800,000 Nm3, the MACQ shall equal 80% of the ACQ;

(b)	in any Contract Year shorter than 365 Contract Days the MACQ shall be decreased pro rata to the difference between 365 and the number of Contract Days in such a Contract Year.
6.4

The Purchaser shall issue field-wide nominations for its total requirements for the Gas from the Zaniemysl Field in respect of any Contract Day (a “Total Field Daily Nomination”) and the nomination for the Seller for such Contract Day shall be calculated as a share of the applicable Total Field Daily Nomination in the proportion that the Seller’s participating interest share in the Joint Operating Agreement bears to the aggregate of all participating interest shares in the Joint Operating Agreement.

6.5

The share of the Seller in any and all under-deliveries, over-deliveries of Gas or deliveries of non-specification gas from the Zaniemysl Field shall be determined in the same proportion as calculated for the Seller pursuant to and in accordance with Section 6.4 above.

6.6

If the annual average gross calorific value of gas delivered from the Zaniemysl Field in any Contract Year and specified in the Annual Statement differs by at least 1% from 31.07 MJ/Nm3, then the Minimum Annual Contract Quantity for the Contract Year covered by such Annual Statement shall be calculated in accordance with the following formula:

MACQ(t) = (MACQ(u) *31.07 MJ/Nm3/GCV

Where:

MACQ(t) – adjusted Minimum Annual Contract Quantity (MACQ) for the given Contract Year (t)

MACQ(u) – Minimum Annual Contract Quantity (MACQ) for the given Contract Year (t), specified in accordance with Section 6.3

GCV- annual average gross calorific value of the Gas delivered from the Zaniemysl Field in the Contract Year (t) and specified in the Annual Statement, expressed in MJ/Nm3.

IV

GUARANTEED TAKE

§ 7

7.1

The Purchaser shall be liable to the Seller for failure to fulfil its obligation under Section 6.3 above if in any Contract Year the amount of the Gas actually taken by the Purchaser is lower than the Minimum Annual Contract Quantity minus the sum of all quantities of the Gas during that Contract Year that:

(a)	were not delivered to the Purchaser as a result of rejection by the Purchaser of non-conforming gas pursuant to Section 9.2; or
(b)	were not delivered to or taken by reason of Force Majeure affecting the Seller or the Purchaser;

and the resulting quantity of the Gas not taken in Breach of Section 6.3 shall constitute the Outstanding Quantity (OQ).

7.2

The Purchaser shall pay the Seller for the quantity of the Gas constituting the Outstanding Quantity an amount equal to 50% (fifty percent) of the Gas Price applicable to the Gas delivered on the last Contract Day of the Contract Year within which the failure referred to in Section 7.1 above took place.

7.3

The Seller shall issue an accounting note (nota ksiegowa) for the amount payable pursuant to Section 7.2 above within 3 (three) days after issuing the Annual Statement for the Contract Year and the said amount shall be payable within 14 (fourteen) calendar days after issuing the note.

7.4

The Purchaser shall be entitled to take the Outstanding Quantity during 5 (five) Contract Years following the Contract Year in which the Outstanding Quantity occurred, subject to the Purchaser first having taken during the Contract Year an amount of Gas at least equal to the applicable Minimum Annual Contract Quantity minus the sum of all quantities of Gas that were not delivered or taken during the Contract Year by reason of Force Majeure affecting the Seller or the Purchaser. Outstanding Quantities occurring in different Contract Years shall be taken by the Purchaser on a “first-in-first-out basis”.

7.5

If the Purchaser does not take any portion of the Outstanding Quantities within the time stated in Section 7.4 above, or if the Purchaser does not take any portion of the Outstanding Quantities within the Delivery Period, then the Purchaser shall cease to have any rights or claims in respect thereof.

7.6

If the Purchaser takes any Outstanding Quantities in a Contract Year, then the Seller’s invoice for the Contract Month in which any part of the Outstanding Quantity is first taken, and invoices for the remaining Contract Months, if any, of that Contract Year, shall specify, among others:

(a)	the gross amount due which shall be the product of the entire quantity of the Gas actually taken during that Contract Month and the then applicable Gas Price;
(b)	the amount already paid by the Purchaser to the Seller in respect of the relevant portion of the Outstanding Quantity pursuant to Section 7.2 above;
(c)	the net amount payable by the Purchaser being the difference between the amount specified under letter (a) above and the amount specified under letter (b) above.

V

QUALITY OF GAS. NON-SPECIFICATION GAS

§ 8

8.1	The pressure of the Gas at the Delivery Point shall be no lower than 5.5 MPa and no greater than 6.5 MPa . The minimum gross calorific value of the Gas delivered shall be no lower than 30 MJ/m3.
8.2	The Gas delivered hereunder shall conform to the Quality Specification detailed in Appendix No. 1.

§ 9

9.1

If the gas supplied by the Seller at the Delivery Point does not conform to the Quality Specification or the parameters specified in Section 8.1 above, the Seller shall make reasonable efforts to cause the Operator to notify the Purchaser and the Seller thereof as soon as possible and shall provide them with all known details regarding the quality of the non-conforming gas and the expected timing of the non-compliance. If the Purchaser becomes aware of delivery of non-conforming gas, it shall notify the Seller thereof as soon as possible.

9.2

The Purchaser shall have the right to reject the delivery of any gas non-conforming to the Quality Specification or the parameters specified in Section 8.1 above, and the quantity of gas so rejected by the Purchaser shall be deemed to constitute a quantity non-delivered. Any such rejection by the Purchaser shall be immediately notified by the Purchaser to the Seller in writing.

9.3

If the Purchaser accepts gas which does not conform to the Quality Specification or the parameters specified in Section 8.1 above, such gas shall be considered to be Gas hereunder and the Seller shall grant the Purchaser a discount in an amount to be agreed upon between the Parties in a separate document within three (3) months following the notice referred to in Section 9.1. If the Parties do not reach agreement within the said period, the dispute shall be resolved pursuant to §24, and the last day of the period referred to above shall be deemed to constitute the date of invitation to negotiations referred to in Section 24.1. Unless the Parties agree otherwise, pending the agreement and, if applicable, dispute resolution, regarding the discount, the Purchaser shall pay to the Seller for all Gas delivered at a price equal to 90% of the Gas Price, provided that if the discount finally agreed upon or established as a result of the dispute resolution is different than 10%, the Purchaser shall pay to the Seller the resulting underpayment, or the Seller shall reimburse to the Purchaser the resulting overpayment, as applicable, within one month, with interest calculated at a rate equal to one-month WIBOR. For the avoidance of doubt, as soon as Gas is brought to conformity with the Quality Specification, payment for such Gas shall be made in accordance with § 14, § 15 and §16 hereof.

9.4

If the quality of the gas delivered continues to be non-conforming to the Quality Specification or the parameters specified in Section 8.1 above and is being rejected by the Purchaser for a period longer than 2 Contract Days, the Parties shall meet and negotiate in good faith to agree, as promptly as possible, on such necessary modifications to the Quality Specification and other provisions hereof as to allow the continued performance of this Agreement.

VI

DELIVERY POINT

§ 10

10.1	All the Gas shall be delivered by the Seller to, and taken by the Purchaser at, the Delivery Point.
10.2	At the Delivery Point:
(a)	the title to the Gas;
(b)	the benefits and burdens related to the title to the Gas;
(c)	the risk of loss or quality deterioration of the Gas;
(d)	all risks related to the physical and chemical properties of the Gas;

shall pass from the Seller to the Purchaser.

10.3

Appendix No. 1 includes a description and a chart showing the layout of the Gas Station including the Metering System and the Delivery Point. Appendix No. 1 specifies the methods and procedures for taking measurements of the quantity, quality, temperature and pressure of the Gas delivered and taken. All issues related to the measurement of the quantity and pressure of the Gas which are not specifically addressed in Appendix No. 1 shall be governed by the company standards of the Purchaser “MEASUREMENTS OF GASEOUS FUELS”, (4000 series), listed in Appendix No. 1 and attached thereto as Exhibit A.

10.4

The Purchaser shall have the right to be present, at its own expense, during the installation, reading, cleaning, replacement, fixing, inspection, examination, verification, calibration or regulation of the Metering System.

VII

MEASURING. DISPUTES REGARDING QUANTITY OR QUALITY

§ 11

11.1

The Seller shall make reasonable efforts to cause the Operator to install the Metering System at the expense of the Seller and other parties to the Joint Operating Agreement and to maintain it in good working order and condition. The Seller shall make reasonable efforts to cause the Operator to check the Metering System and verify its accuracy no less than once every three months, or more frequently if required by the applicable regulations. The Seller make reasonable efforts to cause the Operator to notify the Purchaser of any planned checks or verification at least 3 (three) days in advance.

11.2

If any component of the Metering System is found to be malfunctioning, the Seller shall make reasonable efforts to cause the Operator to repair or replace that component as soon as possible, and the Monthly Statements covering the period since the previous checking and verification (and, if applicable, the relevant Annual Statement) shall be adjusted in accordance with the rules set forth in Appendix No. 1, as soon as possible.

11.3

Based on the adjusted Monthly Statement(s) and, if applicable, the Annual Statement, the Seller shall correct its invoices covering the relevant periods within 5 days of the adjustment, and any resulting differences in the amounts payable shall be the settled within 30 days of the adjustment.

11.4

Malfunction of the Metering System referred to in Section 11.2 above can only occur in a situation where inaccuracies in the reading of the metering equipment exceed the permitted margins specified in Appendix No. 1 or in Exhibit A thereto, or the equipment is out of service.

11.5

The Purchaser may request additional checks and verification of the accuracy of the Metering System at any time. If the checks and verification do not reveal any malfunction that exceeds the permitted margins specified in Appendix No. 1 or in Exhibit A thereto, or that the equipment is out of service, the Seller’s costs related to the checks and verification shall be paid by the Purchaser, otherwise, they shall be paid the Seller.

§ 12

12.1

In case of a dispute concerning the quantity or quality of the Gas delivered, verifying measurements shall be taken by an ad hoc Commission consisting of an equal number, but no more than two, of representatives of each of the Purchaser and the Seller.

12.2

If the measurements taken by the Commission referred to in Section 12.1 above, reveal errors in excess of the permitted margins, then the settlement shall be conducted according to the rules specified in Appendix No. 1. If metering equipment is dismantled to conduct the tests referred to above, the cost of dismantling, testing and reinstalling, as well as the cost of installation of substitute metering equipment shall be covered by the Party whose objections have not been confirmed by the tests results.

12.3

If the Commission does not agree on a common position within one (1) month from the day of the commencement of the work referred to in Section 12.1 above, then the dispute shall be resolved through an expertise performed by the Petroleum Mining Institute (Instytut Górnictwa Naftowego i Gazownictwa -IGNiG) in Krakow or another scientific institution agreed upon by the Parties. The cost of the analysis shall be covered by the Party whose objections have not been confirmed.

§ 13

13.1	Information concerning the quantity and quality parameters of the Gas sold shall be compiled in the form of statements covering:
(a)	every Contract Month (Monthly Statements); and
(b)	every Contract Year (Annual Statements)
13.2.

Monthly Statements shall be made by the Seller based on daily reports prepared according to the guidelines contained in Appendix No. 1, within two (2) Business Days after the end of the Contract Month in which the delivery occurred. Annual Statements shall be made by the Seller based on the data contained in the relevant Monthly Statements within five (5) Business Days after the end of the Contract Year in which the delivery occurred.

13.3	Monthly Statements shall include the following information:
(a)	the Daily Nominated Quantities for each Contract Day of the Contract Month;
(b)	the quantities of the Gas delivered by the Seller to the Purchaser for each Contract Day of the Contract Month;
(c)	the average gross calorific value of the Gas delivered during the Contract Month, calculated in accordance with Appendix No. 1;
(d)	the cumulative quantity of the Gas delivered by the Seller to the Purchaser during the Contract Year in which the Contract Month falls;
(e)	the portion (if any) of the Outstanding Quantity included in the quantity of the Gas delivered to the Purchaser in the Contract Month;
(f)	the quantities (if any) of the Gas not delivered or not taken during the Contract Month as a result of (separately for each reason):

- Force Majeure;

- Planned Maintenance Work;

- rejection of non-conforming gas pursuant to Section 9.2 above;

(g)	the Gas Price in respect of the Gas delivered in the Contract Month;
(h)	the balance (if any) of the Outstanding Quantity remaining at the end of the Contract Month;
(i)	details of any other charges that arise under this Agreement; and
(j)	the total amount payable by the Purchaser to the Seller.
13.4

Any Annual Statement shall include the information, as required in Section 13.3 above with respect to the Monthly Statements for the last Contract Month of the Contract Year, and shall in addition specify:

(a)	the Outstanding Quantity (if any) occurred for that Contract Year;

(b)	the Gas Price payable in respect of the Outstanding Quantity occurring for that Contract Year; and
(c)	the annual average gross calorific value of the Gas delivered from the Zaniemysl Field during the Contract Year, calculated in accordance with Appendix No. 1.
13.5

If the Purchaser disputes any quantity or amount in a Monthly Statement or Annual Statement, it shall notify the Seller, providing the details of the disputed items, within seven (7) Business Days following the receipt thereof. In such an event, the Parties shall communicate immediately and shall attempt to resolve the dispute within three (3) Business Days.

13.6

If the Parties do not reach an agreement within the time specified in Section 13.5 above, any dispute concerning the quantity or quality of the Gas delivered shall be resolved in accordance with Section 12.3 above, and any other dispute shall be resolved in accordance with §24 below.

VIII

PRICE

§ 14

14.1	Subject to other provisions hereof, the Purchaser shall pay the Gas Price (PGU) for all the Gas delivered and taken.
14.2	The Gas Price as of 14 July 2005 for the Gas having the gross calorific value of 31.07 MJ/Nm3 equals:

PGU(0)= 280.13 PLN/1000 Nm3

14.3

The Gas Price shall be adjusted from time to time by reference to changes in the published price at which the Purchaser sells natural gas as similar as possible to the Gas, to its customers, occurring after the date specified in Section 14.2. Reference shall be made to the fuel price alone, not including any use of grid (transmission) or administration (subscription) charges. As of 14 July 2005, the relevant reference gas was the GZ-41.5 (group “Lw”) gas having the gross calorific value of 32.8 MJ/Nm3, and the reference price according to the Purchaser’s published tariff was 400 PLN/1000 Nm3.

14.4

As long as the Purchaser has a published gas tariff including price for the GZ-41.5 gas, the Gas Price shall be adjusted with any change of such GZ-41.5 tariff price, as of the beginning of the Contract Month immediately following the effective date of any such change, according to the following formula:

PGU(t) = PGU(t-1) * [PT(t) / PT(t-1)]

Where:

PGU(t) – Gas Price payable for Gas delivered in the Contract Month (t) following the effective date of the tariff price change and in all Contract Months thereafter until a subsequent tariff change (provided that in case of the first adjustment following the execution of this Agreement: PGU(t-1) = PGU(0));

PGU(t-1) – Gas Price applicable in the Contract Month immediately preceding the Contract Month (t);

PT(t) – price of GZ-41.5 gas according to the Purchaser’s tariff effective as of the first day of the Contract Month;

PT(t-1) – price of GZ-41.5 gas according to the Purchaser’s tariff immediately preceding the tariff being in effect as of the first day of the Contract Month (provided that in case of the first adjustment following the execution of this Agreement: PT(t-1) = 400 PLN/1000 Nm3).

The foregoing rules regarding Gas Price adjustment shall also apply, mutatis mutandis, to any change of the Purchaser’s tariff occurring between 14 July 2005, and the Production Commencement Day.

14.5

Should the Purchaser cease to have a published tariff including price for the GZ-41.5 gas, or should the structure of the tariff prices and fees change to the extent that the original economic equilibrium between the Parties would be distorted, the Parties shall meet immediately upon the request of either of them and shall negotiate in good faith a change in the Gas Price adjustment formula, so as to fairly reflect the principle stated in Section 14.3 above.

14.6	If the actual gross calorific value of the Gas delivered is different than 31.07 MJ/Nm3, then the Gas Price shall be adjusted according to the following formula:

PGU(C) = (PGU(t) * GCV)/ 31.07 MJ/Nm3

Where:

PGU(C) – Gas Price payable for the Gas delivered in the Contract Month, adjusted for actual calorific value

PGU(t) – Gas Price calculated in accordance with Sections 14.3-14.4 above

GCV- average gross calorific value of the Gas delivered in the Contract Month, calculated in accordance with Appendix No. 1, expressed in MJ/Nm3.

14.7

Numbers used in the calculation of the Gas Price shall be rounded up or down to the fifth (5) decimal place inclusive, and the resulting PGU values shall be rounded up or down to the second (2) decimal place. Numbers shall be rounded down if the digit subject to rounding is in the range between 0 and 4 inclusive, and shall be rounded up if the digit subject to rounding is in the range between 5 and 9.

14.8

The Gas Price and all other amounts stated herein are net of the VAT, excise, any similar tax or public charges. The Purchaser shall pay to the Seller (or to the relevant tax administration, if so required by the applicable regulations) all amounts due in respect of the VAT and any other taxes or public charges imposed with respect to the delivery and sale of the Gas hereunder.

14.9

Without prejudice to Section 14.8 above, the Seller shall pay and shall be responsible for the payment of all taxes or any other public charges imposed in respect of the recovery, production, processing, transportation, supply or sale of the Gas to the Delivery Point, and the Purchaser shall pay and shall be responsible for the payment of all taxes or any other public charges which are charged or imposed in respect of the Gas downstream of the Delivery Point.

14.10	All Daily Nominated Quantities of Gas in excess of the DCQ shall, if delivered, be paid for by the Purchaser at the prevailing Gas Price due hereunder, provided always that:
(a)	the Seller shall be under only a reasonable endeavours obligation to cause such quantities of Gas to be delivered;
(b)	the Seller shall not incur any liability, cost or charge to the Purchaser in respect of such quantities of Gas that are not delivered on any Contract Day; and

(c)	the Maximum Annual Contract Quantity shall not be reduced by the amount of any quantities of such Gas that are not delivered on any Contract Day.

IX

INVOICING AND PAYMENTS

§ 15

15.1

Invoices shall be issued within seven (7) days after the end of each Contract Month based on the Monthly Statements, and taking into account any adjustments thereto which may have been agreed upon by the Parties.

15.2

The amounts due shall be paid by wire transfer from the bank account of the Purchaser to the bank account notified in writing by the Seller by the 30th calendar day following the end of the Contract Month of delivery.

15.3	Each of the Parties represents to the other that it is a VAT payer.
15.4	The Purchaser authorizes the Seller to issue invoices without the Purchaser’s signature.

§ 16

16.1	Payment shall be deemed to be made on the date of crediting the bank account of the recipient.
16.2

If any of the Parties defaults in its payment obligations hereunder, it shall pay the other interest on the amount in default at a rate equal to the statutory rate established pursuant to Article 359 of the Polish Civil Code, calculated for each day of the default. If the statutory rate ceases to be published, the applicable rate shall be agreed upon by the Parties in an annex hereto. Interest for default shall be payable against an accounting note.

16.3

The Parties shall notify to each other of any changes in the description or the number of their respective bank accounts, and their notice shall specify both the former and the current account details. A Party which defaults in these obligations shall indemnify the other for all losses resulting from the default.

§ 17

17.1	Any complaints regarding invoices must be made in writing within ten (10) Business Days after receipt.
17.2

If the complaint refers to a manifest error (e.g. a mathematical error), then the Party receiving the invoice shall be authorized to calculate the correct amount and pay such correct amount only within the time specified in Section 15.2, provided that it gives the issuing Party, no later than on the date of payment, a written notice explaining its calculation. The latter Party shall issue a correction invoice, without any delay after agreeing the correct amount with the former.

17.3

If any Party disputes an invoice for reasons other than those stated in Section 17.2, it shall pay the undisputed amount, if any, within the time specified in Section 15.2 and shall undertake steps aimed at the resolution of the dispute in accordance with §12 or §24 hereof, depending on the nature of the dispute.

17.4

Neither any complaint concerning an invoice other than with respect to an issue referred to in Section 17.2 above, nor the occurrence of any dispute referred to in Section 17.3 above, shall release a Party from its duty to timely pay any amounts due.

17.5	The provisions of this Chapter IX shall also apply, mutatis mutandis, to payment against, and complaints concerning, accounting notes.

X

FORCE MAJEURE

§ 18

18.1	Subject to Section 18.3 below, neither Party shall be liable hereunder for failure to perform its obligations if it can prove that:
(a)	the failure has been caused by an extraordinary, external event independent of its will, hereinafter called an event of Force Majeure;
(b)	it could not, upon entering into this Agreement, in spite of acting with reasonable diligence, foresee the occurrence of the event or its consequences affecting the performance of the Agreement;
(c)	it could not, in spite of acting with reasonable diligence, either avoid or overcome the event or its consequences.
18.2

The Parties hereby undertake to provide each other with a written and documented notice in writing regarding the occurrence of a Force Majeure event, as soon as possible after they become aware thereof, and to make all efforts to bring the Force Majeure circumstances to an end, or to minimize their effects.

18.3

The occurrence of a Force Majeure does not excuse the Purchaser paying any amounts due or taking any Gas in the period preceding the occurrence, or payment for any Gas representing partial take by the Purchaser during the occurrence of Force Majeure.

18.4

If an event or series of events (alone or in combination) of Force Majeure occur, and continue for a period in excess of one hundred and eighty (180) consecutive days, and the effect of such events is to reduce the ability of the Seller to deliver or the Purchaser to take the DCQ by more than fifty (50) per cent on average during that period, then the Seller and the Purchaser shall meet to agree on any amendments to the terms of this Agreement to enable them to perform the Agreement despite the existence of Force Majeure. If the Parties do not reach agreement within thirty (30) days, the dispute shall be resolved pursuant to §24, provided that either Party may request the arbitration panel to consider termination of the Agreement.

XI

PLANNED MAINTENANCE WORK

§ 19

19.1

In any Contract Year each of the Parties shall be entitled to conduct the Planned Maintenance Work, provided that the aggregate duration of the Planned Maintenance Work shall not exceed 14 (fourteen) Contract Days in any Contract Year.

19.2

The Parties undertake to make all efforts to coordinate the timing of their respective Planned Maintenance Work with each other and with the Operator so that their Planned Maintenance Work is conducted on the same days to the extent possible. In any event, each Party shall notify the other of its Planned Maintenance Work schedule prior to the end of the preceding Contract Year.

19.3	In addition, the Parties shall inform each other in writing of the date of the commencement of any Planned Maintenance Work, no less than 14 (fourteen) calendar days in advance.

19.4	During the period of Planned Maintenance Work, each Party shall have the right to interrupt or decrease the delivery or take of the Gas, as applicable.

XII

TERMINATION

§ 20

20.1	The Agreement shall terminate:
(a)	on the Production Closure Day;
(b)	on the effective date of termination notice if the Agreement is terminated pursuant to §21 below;
(c)	upon notice of either Party if the Concession expires or is terminated and is not replaced or its lack is not otherwise remedied within six months; or
(d)	as specified in Section 3.3.
20.2

Termination of the Agreement shall be without prejudice to any Party’s receivables, rights or remedies claims based hereon, and shall not affect any obligations which are expressly stated to survive termination.

§ 21

21.1	If any of the following circumstances occur:
(a)

a Party fails to pay to the other an amount due unless reasonably disputed and payable hereunder if the default continues for at least 30 days and the amount in default is at least equal to 10% of the relevant Annual Contract Quantity multiplied by the Gas Price applicable as of the first day of that Contract Year

(b)	a Party becomes insolvent, or enters into arrangements with its creditors pursuant to the laws governing bankruptcy and composition proceedings, or enters into liquidation.
(c)

the Seller sells any Gas from the Zaniemysl Field to a third party without the Purchaser’s consent, provided that the Purchaser complies with its obligations hereunder and is not affected by Force Majeure the other Party may terminate this Agreement pursuant to Section 21.2 below.

21.2

The Party entitled to terminate the Agreement for reasons specified in Section 21.1 above, shall give the other a reasoned and properly documented written notice specifying the reasons and date of termination of the Agreement. The termination date cannot be earlier than 30 days after delivery of the notice to the other Party. The Party providing the other with a notice of termination shall be entitled to immediately suspend the delivery or take of the Gas, as applicable. During the notice period the Parties shall attempt to remedy the reasons and effects of the termination event. If these efforts are unsuccessful or if they cannot be successful for objective reasons, the Agreement shall terminate on the day specified in the notice, or on such other day as the Parties may agree.

21.3

In the event of termination for reasons specified in Section 21.1, the Party who has committed the Breach referred to in Section 21.1 shall pay the other liquidated damages in the amount equal to three times of the value of the MACQ for the Contract Year preceding the Contract Year in which the termination occurs, calculated pursuant to the Gas Price PGU(t).applicable as at the date of termination.

21.4

In the event of termination of the Agreement, amounts payable by the Purchaser in respect of the Outstanding Quantities shall become payable as of the termination day, and the Purchaser shall have no right to take the Outstanding Quantities of the Gas pursuant to Section 7.4. If termination occurs as a result of a Breach by the Seller, then the amounts paid by the Purchaser in respect of Outstanding Quantities shall be credited against the Purchaser’s liabilities hereunder which are due and payable as of the date of termination.

XIII

FINAL PROVISIONS

§ 22

22.1	In addition to the Agreement, relationships between the Seller and the Purchaser shall be governed by:
(a)	The Geological and Mining Law of 4 February 1994 (Dz. U. No. 27, Item 96, as amended);
(b)

The Ordinance of the Minister of the Economy dated 28 June 2002 concerning health and safety at work, operations management and specialised fire protection in mining establishments extracting minerals through wells (Dz.U. No. 109, Item 961);

(c)	The Ordinance of the Minister of the Economy dated 11 August 2000 concerning inspections conducted by energy enterprises (Dz. U. No. 75, Item 866);
(d)	The Civil Code dated 23 April 1964 (Dz. U. No. 16, Item 93, as amended);
(e)	The Law on Measurements of 11 May 2001 (Dz.U. No. 63, Item 636);
22.2

If, as a result of an extraordinary change of technical, economic or legal circumstances, the performance hereof would become unduly difficult or threaten to cause glaring losses to a Party or Parties, which could not be foreseen upon entering into this Agreement, either Party may request that the terms of this Agreement be adjusted to the changed circumstances within three months from submission of a reasoned written request to the other Party, and the Parties shall make best efforts to adjust the Agreement in accordance with the request. If the Parties do not reach agreement within the said period, the dispute shall be resolved pursuant to §24, provided that either Party may request the arbitration panel to consider termination of the Agreement if it believes that the Agreement cannot be modified without disrupting the original economic equilibrium between the Parties.

22.3

Should any individual provisions of this Agreement become void by operation of law, the validity of the other provisions of the Agreement shall not be affected thereby. The Parties undertake to negotiate in good faith to replace the void provisions with new ones, to preserve the economic objectives of the Agreement and the original intent of the Parties.

22.4

The Parties acknowledge that the Delivery System shall be owned and operated under the Joint Operating Agreement. Wherever this Agreement obliges the Seller to undertake any action or incur any expenses with respect the Metering System or any other component of the Delivery System, it is understood that the action is to be undertaken and the expense incurred by all parties to the Joint Operating Agreement in accordance with their interests therein, and both the Seller and the Purchaser as parties to the Joint Operating Agreement shall make all efforts to procure the necessary steps to be undertaken.

§ 23

23.1	Non-performance or improper performance by a Party of its duties hereunder may entitle the other Party to liquidated damages where provided for in this Agreement.

23.2	Subject to Section 23.3, neither Party may claim compensation (for a Breach) in excess of the liquidated damages specified herein.
23.3

If no liquidated damages are prescribed herein with respect to a given Breach resulting from a default by either Party, the other Party can claim compensation for documented loss resulting directly from such Breach, excluding loss of profit. In any event, the aggregate liability of either Party in respect of all such events of Breach (other than a default of any express payment obligations, including the obligations specified in Section 7.2) occurring in any Contract Year shall be limited to 5% of the relevant Annual Contract Quantity multiplied by the Gas Price applicable as of the first day of that Contract Year.

23.4

To the extent a Breach by the Seller is caused by non-performance or improper performance by the Operator of its duties under the Joint Operating Agreement, the Seller’s liability hereunder shall be limited in the same way as the Operator’s liability vis-à-vis the Seller under the Joint Operating Agreement, provided that if the Purchaser ceases to be the Operator, any reduction of the scope of liability of the Operator under the Joint Operating Agreement shall be ineffective for the purposes hereof, unless such a change is approved by the Purchaser.

23.5

Notwithstanding any other provision in this Agreement to the contrary, as long as the Purchaser or its Affiliate remains the Operator, the Seller shall be free from liability for a Breach hereunder to the extent it can demonstrate that the Breach was caused by action or omission of the Operator.

23.6	For the avoidance of doubt, the Seller shall not be liable for non-delivery of Gas or improper quality of the Gas delivered, if the same results from geological conditions.

§ 24

24.1

The Parties shall attempt to resolve all disputes arising out of or in connection with this Agreement by direct negotiations. If the Parties do not resolve the dispute within three (3) months from the delivery of either Party’s invitation to negotiations to the other, the dispute shall be resolved by arbitration under the UNCITRAL Arbitration Rules then in force upon notice by any Party to the other Party.

24.2

The arbitral tribunal shall consist of three arbitrators. Each Party to the dispute shall appoint one arbitrator. The two arbitrators appointed by the Parties shall by agreement appoint the third arbitrator. In default of an agreement within fourteen (14) days one Party to the dispute may require the appointment of the third arbitrator, in which case the third arbitrator shall be appointed by the President of the Polish Arbitration Association (Prezes Polskiego Stowarzyszenia S¹downictwa Polubownego).

24.3

The venue of arbitration proceedings shall be Warsaw. The decision of the arbitral tribunal, and, in the case of difference among the arbitrators the decision of the majority, shall be final and binding upon the Parties to the dispute.

24.4	The existence of any dispute shall not excuse either Party’s performance of its obligations hereunder.
24.5	The provisions of this §24 shall survive the termination of this Agreement.
24.6	If the Parties agree on any interpretation of this Agreement, such an interpretation shall become binding thereon upon its signature by all Parties.

§ 25

25.1	Any transfer to a third party of the rights and obligations arising hereunder without the consent of the other Party shall be null and void, unless permitted under the provisions below.
25.2	Any sale proceeds or other monetary receivables accruing hereunder shall be freely assignable.
25.3

Either Party shall be entitled, without the prior consent of the other, to assign, pledge or establish another security interest in all or any of their rights, interests, benefits and obligations under this Agreement to a bank or another financial institution to secure the payment of any indebtedness incurred or to be incurred.

25.4

The Seller may transfer its rights and obligations hereunder to an Affiliate or any other party which becomes the assignee of its interest in the Joint Operating Agreement in accordance with the terms thereof, pro rata to the interest in the Joint Operating Agreement so assigned.

25.5	The Purchaser may transfer its rights and obligations hereunder to an Affiliate or any other party, subject to Section 25.6.
25.6

The Party transferring its rights and obligations shall not be released from its obligations under the Agreement unless and until the transferee takes over (subject always to the other Party consent, which shall not be unreasonably withheld), by way of a written instrument, all obligations arising under this Agreement in relation to the other Party.

§26

This Agreement, all information regarding any disputes in connection herewith, and all information provided by the Parties to each other hereunder, shall be subject to the Confidentiality Agreement attached hereto as Appendix No.2, provided that nothing in the Confidentiality Agreement or herein shall be interpreted to restrict any Party’s rights to arbitrate or enforce arbitration awards.

§ 27

27.1

Except as otherwise specifically provided, all notices authorized or required between the Parties by any of the provisions of this Agreement, shall be in writing, in Polish or in English, and delivered in person or by registered mail or by courier service with confirmed delivery, or r by any electronic means of transmitting written communications which provides written confirmation of completed transmission. The originating notice given under any provision of this Agreement shall be deemed delivered only when received by the Party to whom such notice is directed, and the time for that Party to deliver any notice in response to such originating notice shall run from the date the originating notice is received. Any communications shall be delivered to the following addresses of the Parties (or such other address as the Party concerned may communicate to the other in accordance herewith):

Purchaser:	Polskie Gornictwo Naftowe i Gazownictwo S.A.

ul. Krucza 6/14

00-537 Warsaw, Poland

Attention: Director of Commercial Department

Phone: +48 22 691 79 28

Fax: +48 22 691 83 77

Seller:	FX Energy Poland Sp. z o.o.

Ul. Chalubinskiego 8

00-613 Warsaw, Poland

Attention: Zbigniew Tatys, Country Manager

Phone: +48 22 6306633

Fax: +48 22 6306632

With copy to:

FX Energy, Inc.

3006 Highland Drive # 206

Salt Lake City

Utah 84106

USA

Attention: Clay Newton

Phone: +1 801 486 5555

Fax:	+1 801 486 5575
27.2	Any amendment to the provisions of this Agreement must be in the form of a written annex or shall otherwise be null and void.
27.3

This Agreement constitutes the full understanding between the Parties and supersedes all their prior negotiations, correspondence or agreements regarding the sale of gas from the Zaniemysl Field within the scope covered hereby.

27.4	This Agreement and the Appendices hereto are executed in two identical counterparts, one for each of the Parties.
SELLER	PURCHASER
[Two illegible signatures]	[Name stamps and illegible signatures of S³awomir Nesterowicz, Tomasz Jaskólski and Grzegorz JaŸwiÑski]

APPENDIX NO. 1

TECHNICAL CONDITIONS FOR DELIVERY OF GAS TO THE PURCHASER

1. DEFINITION OF GZA

Greater Zaniemysl Area – an area identified by the following geographical coordinates:

	Eastern longitude	Northern latitude
1	17°05´26.2”	52°07´00.8”
2	17°10´46.5”	52°11´17.0”
3	17°20´11.0”	52°07´02.0”
4	17°22´49.5”	52°06´34.4”
5	17°21´28.0”	52°02´43.5”
6	17°15´47.4”	52°02´34.6”
7	17°13´35.1”	52°03´01.3”
8	17°11´17.0”	52°03´49.8”
9	17°08´55.9”	52°04´40.1”

Natural gas will be produced from the Zaniemysl Field pursuant to the Joint Operating Agreement.

2. DEFINITION OF THE ZANIEMYSL FIELD

Zaniemysl Field – means the gas field located on the Wielkopolska Plain, Gmina Zaniemysl, Wielkopolskie Voivodeship, in the vicinity of Srem, Zaniemysl and Ksiaz Wielkopolski, developed through the Zaniemysl-3 well, with the following geographical coordinates:

Eastern longitude	Northern latitude
17°10´53”	52°06´18”

3. DESCRIPTION and schematic of the GAS STATION with its METERING SYSTEM and DELIVERY POINT

The Gas Station will contain the following equipment:

~~•~~	DN100 inlet and outlet pipelines;
•	FG-WS type filter-separator manufactured by GAZOMET Rawicz;
•	U-2 type metering system with turbine type gas meters manufactured by CAMMON £ódŸ;
•	Control and metering equipment manufactured by KFM W³oc³awek;
•	Electronic devices manufactured by EMERSON Warszawa and PLUM Bia³ystok;
•	Gas moisture content measurement equipment manufactured by AMETEK, with a sample collector; and
•	Shutdown valves manufactured by GAZOMET Rawicz.

The schematic showing the gas station layout is attached hereto.

4. METHODS and PROCEDURES FOR MEASURING QUANTITY and QUALITY (including pressure and temperature) OF SUPPLIED GAS

The quantity of the gas delivered and taken by the Operator will be measured at the Gas Station in accordance with the terms of the PGNiG S.A. Company Standards, series ZN-G 4001-4010: 2001

Gas flow at the delivery metering station will be measured by turbine type gas meters in a U-2 metering system arrangement, with two metering lines, one of which will be an operating line and the other a control line.

The control meter line is in series with the operating metering line and its capacity set in such a way to enable it to control the operating line.

If the operating line needs to be shut down temporarily, then the control metering line will serve as the sole backup metering line for that period.

The turbine gas meters will be supported by the following electronic devices:

•	3051T absolute pressure transmitter manufactured by FISHER-ROSEMOUNT;
•	Pt100 resistance temperature sensors with 3144P processors manufactured by FISHER-ROSEMOUNT; and
•	MacMAT II microcomputer gas volume converters manufactured by PLUM Bia³ystok.

Turbine type gas meters will be fitted with low frequency (LF) and high frequency (HF) impulse transmitters. Metering signals converting Gas volumes from the MacMAT II micro-computer gas volume converter will be transmitted via an RS link to the facilities control system.

Gas moisture content will be measured by a 3050-OLV gas moisture analyser manufactured by AMETEK. Metering signals from the gas moisture analyser will be transmitted via an RS link to the facilities control system. The sampling system feeding gas into the gas moisture content analyser is to be installed at the outlet of the metering system.

Data between OG Zaniemysl and OC Kaleje will be transmitted by fibre-optical cable and by GPRS transmission to KGZ Radlin.

Measurement of Gas quality at the point of delivery:

a) Content of hydrocarbons, nitrogen and other chemical compounds or elements – not less than once in a Contract Month;

b) hydrogen sulphide content – yearly;

c) carbon dioxide content – every six months;

d) mercury vapour content – every two months;

e) dust content – twice yearly – once in summer and once in the winter;

f) total sulphur content – no less than once in a year;

g) water dew-point determination – continuous measurement;

h) hydrocarbon dew-point determination – measurement once a year in the winter period;

i) gross calorific value – assigning the gross calorific value to tranches of gas export - no less than once in a Contract Month;

j) net calorific value - assigning net calorific value to tranches of gas export - no less than once in a Contract Month; and

k) Wobbe number - assigning Wobbe number to tranches of gas export - no less than once in a Contract Month.

5. RULES FOR ADJUSTMENT OF MONTHLY STATEMENTS / ANNUAL STATEMENT IN THE CASE OF A MALFUNCTION OF THE METERING SYSTEM

5.1. If the operating metering line needs to be shutdown temporarily, its function is taken over by the control (backup) metering line.

5.2. Inspection of the Metering System is carried out in accordance with PGNiG S.A. Company Standard No. ZN-G-4003:2001, no less than once every three months at a time agreed between the metering personnel of both Parties.

5.3. Regarding the requirements and procedures applicable to the method of metering and the operation and control of the Metering System. Where these are not specified in the Agreement or this Appendix, the Parties will follow the appropriate PGNiG S.A. Company Standards No. ZN-G-4001 to 4010:2001.

5.4. If an inspection of the operating gas meter readings shows that the difference between readings of the operating gas metering line and the control gas metering line exceeds 2.0% of the determined hourly volume, both gas meters must be checked:

In the event of:

•	a malfunction of only the control gas metering system, operation and monthly settlement proceeds as normal;
•

a malfunction of the operating gas metering system, while the control metering system is proven to work correctly, the readings of the control metering system will be used for accounting purposes, with an appropriate readings adjustment being made for the period between the time when the malfunction of the operating metering system arose and the time when the readings of the control metering system was first used for accounting purposes.

5.5. During the period when such a fault is evident in the operating gas metering system the erroneous readings of Gas volumes will be adjusted by:

•	calculating the average error of the operating gas meter during this period across the metering range;
•	calculating the correction factor resulting from the average error of the operating gas meter; and
•	calculating the adjusted Gas volume.

5.6. In the case of uncertainty as to when the error commenced, then half of the period from the last reading approved by the Parties by way of signing the monthly statement will be deemed to be the period for which the adjustment is required.

5.7 If one of the Parties to the Agreement voices objections with respect to metering accuracy, and the checking of the Metering System proves that the objection to be legitimate, an adjustment shall be made from the date the inaccuracy is reported until the date the causes of the erroneous metering is eliminated.

6. GUIDELINES FOR THE PREPARATION OF DAILY REPORTS FOR INPUT TO THE MONTHLY AND ANNUAL STATEMENTS

6.1 Information on daily gas delivery volumes will be sent through a dispatcher and additionally by fibre-optical cable between OG Zaniemysl and OC Kaleje, and by GPRS transmission to KGZ Radlin. POGC will provide its partners with access to the electronic volumetric transmission data network. Each party will pay for its own telemetry access costs. Daily and monthly reports will be made available by the Operator through the aforementioned network in the form of electronic information summaries. Daily and monthly reports, and corrections of monthly reports, if any, shall be made by the Operator.

6.2 A daily report will specify:

~~•~~	The volume of gas taken, and converted by reference to normal conditions, for each hour plus a summary for the Contract Day,
•	Average hourly pressure and temperature figures.

6.3. Reports with a temporary settlement adjustment (if applicable) for a metering system malfunction will be implemented directly in the electronic volume converter or in a computer equipped with specialist software based on data from the converter.

A monthly report will specify:

•	for individual days of the month:
1.	gas pressure and temperature (minimum, maximum and average daily figures); and
2.	daily gas volumes before correction (based on the gas meter) and after any correction for normal conditions (based on the converter)
•	monthly average:
1.	gas pressure and temperature;
•	monthly gas volumes totalled from daily figures:
1.	gas volume before any correction (based on the gas meter) and after any correction for normal conditions (based on the converter);
2.	adjustments (if applicable) for metering system malfunctions; and
3.	monthly delivery plans.

Daily and monthly reports shall constitute the basis for making the Monthly Statement. The Operator shall provide the monthly report on the first business day following the end of each month, so as to enable the Seller to make a Monthly Statement within the period prescribed, i.e. within two Business Days after the end of the Contract Month in which the delivery has occurred.

7. DESCRIPTION OF THE GAS NETWORK CONNECTING THE DELIVERY POINT TO THE EXISTING DRZONEK-KLEKA GAS PIPELINE

Gas from the Zaniemysl facilities station will be transmitted over an approximate 12 km high-pressure Kaleje-Mchy pipeline to the transmission system of OGP Gaz-System, Poznan Branch.

The gas pipeline will be utilised to transmit low-methane natural gas (class Lw), produced in the Kaleje and Zaniemysl fields, to the existing DN 200/250 Drzonek-Kleka system pipeline.

The basic gas pipeline: specification is DN 250; PN 8,4 MPa; the projected pipeline throughput capacity will be in the range of 30 – 80 thousand m³/h.

The connection of the Kaleje-Mchy gas pipeline to the existing Drzonek –Kleka system pipeline will be made at Mchy, where a high-pressure metering station will be constructed in accordance with transmission regulations issued by the Regional Transmission Branch (ROP) Poznan; the metering station will have a capacity Qnom = 30 thousand m³/h (Maximum Operating Pressure MOP=8.4 MPa, min. input pressure = 6.2 MPa, min. output pressure = 6.2 MPa), and will be fitted with:

•	Isolation valves upstream of the inlet and downstream of the outlet system connection ;
•	Input and output block and bleed systems;

•	Filter-separator system; and
•	Metering system.

8. GAS QUANTITY NOMINATION/ORDERING PROCEDURES

The Purchaser shall notify the Daily Nominated Quantities (DNQ) to the Seller and the Operator no less than 24 hours before the beginning of the Contract Day for which the DNQ is specified.

If the Purchaser agrees with the Seller and the Operator rules for nominating the quantity of the gas taken in a more detailed manner than is specified in §6 of the Agreement or herein, such procedures, as agreed between the Parties and the Operator, will become an attachment to this Appendix 1.

In the event of a conflict between the rules and the provisions of the Agreement, the provisions of the Agreement will prevail.

9. CALCULATION OF MONTHLY AVERAGE GROSS CALORIFIC VALUE OF THE GAS

The calorific value for natural gas leaving the field shall be determined no less than once in a Contract Month.

The Gross calorific value will be determined by a laboratory certified by the Polish Certification Center.

If more than one measurement of the Gross calorific value is made in a Contract Month, then the average Gross calorific value shall be calculated as the mathematical average of all of the measurements taken.

Annual average Gross calorific value shall be calculated as the mathematical average of the monthly average figures.

10. GAS QUALITY SPECIFICATION

Gas supplied by the Seller shall conform to the requirements concerning the quality of gas transmitted under high pressure through the gas transmission system in accordance with the following standards: PN-C-04752 November 2002 “Natural gas – quality of gas in the transmission system” and PN-C-04753 December 2002 “Natural gas – quality of gas supplied to customers from the distribution network” (to the extent the standard PN-C-04752 refers to standard PN-C-04753 for the “Lw” class of gas).

[A chart showing the gas station layout is attached]

APPENDIX NO. 2

CONFIDENTIALITY AGREEMENT OF 24 FEBRUARY 2005